EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: Calvin Boyd
(248) 433-4527
email: calvin.boyd@pulte.com

Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com
PULTE HOMES REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS
•	For the Second Quarter 2008, Generated 5,133 Net New Orders and Closed 5,438 Homes

•	Backlog at June 30, 2008 of 8,254 Homes, Valued at $2.4 Billion

•	Company Ended Q2 2008 With $1 Billion of Cash, After Pay-off of $313 Million of Debt Related to Recent Tender Offer

•	Impairments and Land-Related Charges of $220.1 Million for the Second Quarter 2008

•	Q2 2008 Net Loss of $0.63 Per Share, Inclusive of Impairments, Land-Related Charges and a Tax Benefit Related to the Company’s Deferred Income Tax Assets

•	Company Provides Third Quarter 2008 Guidance

•	Company Targets Year-End 2008 Cash Position of $1.7 Billion to $1.9 Billion, After $313 Million Debt Reduction in Q2 2008
     Bloomfield Hills, MI, July 23, 2008 — Pulte Homes (NYSE: PHM) announced today financial results for its second quarter ended June 30, 2008. For the quarter, the Company reported a net loss of $158.4 million, or $0.63 per share, compared with a $507.6 million net loss for the prior year second quarter, or $2.01 per share. The second quarter 2008 net loss included $220.1 million of pre-tax charges related to inventory impairments and other land-related charges. Impairments and land-related charges for the prior year quarter were $749.4 million. The second quarter 2008 also included a tax benefit of $56.8 million, primarily due to an adjustment in the Company’s deferred income tax assets. Consolidated revenues for the quarter were $1.6 billion, a decline of 20% from prior year revenues of $2 billion.
     “The operating environment for homebuilding continued to deteriorate during the second quarter of 2008,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “The downward trend in home prices persisted, and the softness in overall buyer demand remained a challenge for the industry, leading to unsold inventory for both new and existing homes still well above historical levels. Buyer confidence remains under pressure, both from the weakness in housing as well as concerns about the overall economy.

     “In the face of these challenges,” Mr. Dugas continued, “Pulte continued to make progress against its goals of generating cash from operations, reducing its cost structure and lowering its inventory levels. During the second quarter of 2008, Pulte generated significant positive cash flow, and ended the quarter with a $1 billion cash balance. The Company also paid off $313 million of its senior notes due 2009 during a recent tender offer, and had no debt outstanding under its $1.6 billion revolving credit facility at quarter end. We significantly reduced our overhead expense, and lowered both our level of speculative inventory and number of controlled lots. Pulte intends to be in a position to capitalize on opportunities once stability in the housing sector begins to materialize.”
Second Quarter Results
     Revenues from homebuilding settlements in the second quarter decreased 18% to $1.6 billion compared with $1.9 billion in last year’s second quarter. The change in revenue for the quarter reflects an 8% decrease in closings to 5,438 homes, and an 11% decrease in average selling price to $286,000.
     Second quarter homebuilding pre-tax loss was $221.3 million, compared with an $803.2 million pre-tax loss for the prior year quarter. The pre-tax loss for the 2008 second quarter reflects a decline in gross margins primarily related to the impact of impairments recorded in connection with our land inventory. Homebuilding SG&A expense decreased $118 million, or 40%, compared with the prior year quarter. During the second quarter of 2008, the Company recorded $220.1 million of impairments and land-related charges, including $153.6 million related to land impairments, $20.1 million associated with the write-off of land deposits and pre-acquisition costs, $44.7 million of impairments of land held for sale and $1.7 million related to the Company’s investment in unconsolidated joint ventures. For the prior year quarter, these impairments and land-related charges totaled $749.4 million.
     Net new home orders for the second quarter were 5,133 homes, valued at $1.4 billion, which represent declines of 32% and 42%, respectively, from prior year second quarter results. Pulte Homes’ ending backlog as of June 30, 2008 was valued at $2.4 billion (8,254 homes), compared with a value of $5.2 billion (14,928 homes) at the end of last year’s second quarter. At the end of the second quarter 2008, the Company’s debt-to-capitalization ratio was 48%, and on a net debt-to-capitalization basis was 39%.
     The Company’s financial services operations reported pre-tax income of $10.8 million for the second quarter 2008, compared with $6.6 million of pre-tax income for the prior year’s quarter. The increase in second quarter 2008 pre-tax income was partially due to a shift in the mix of mortgage loans closed toward more profitable agency-backed products. This was partially offset by a 26% decline in mortgage loans originated during the quarter compared with the prior year quarter. The mortgage capture rate for the quarter was 92%, compared with 93% for the same quarter last year.
     The Company recorded an income tax benefit of $56.8 million for the second quarter 2008, primarily due to an adjustment in the Company’s deferred income tax assets. During the quarter, the deferred income tax assets were increased from $106 million to $170 million to reflect the current estimate of the amount realizable from the carryback of the current year’s net operating loss to the 2006 tax year.

Six Month Results
     For the six months ended June 30, 2008, Pulte Homes’ net loss was $854.6 million, or $3.37 per share, compared with a $593.2 million, or $2.35 per share, net loss for the prior year period. Consolidated revenues for the period were $3.1 billion, down 21% from $3.9 billion for the first six months of last year.
     Revenues from homebuilding settlements for the period were $3 billion, down 20% from the prior year. Lower revenues for the period resulted from an 11% decrease in average selling price to $290,000, combined with a 10% decrease in the number of homes closed to 10,171.
     Homebuilding pre-tax loss for the period was $926.5 million, compared with a $951.6 million pre-tax loss for the prior year period. The pre-tax loss for the period reflects a decline in gross margins primarily related to the impact of impairments recorded in connection with our land inventory. Homebuilding SG&A expense decreased $197.3 million, or 34%, compared with the prior year period. During the first six months of 2008, the Company recorded $883.7 million of impairments and land-related charges, including $752.3 million related to land impairments, $20.4 million associated with the write-off of land deposits and pre-acquisition costs, $109.3 million of impairments of land held for sale, and $1.7 million related to the Company’s investment in unconsolidated joint ventures. For the prior year period, these impairments and land-related charges totaled $881.5 million.
     For the first six months of 2008, the pre-tax income for Pulte’s financial services operations was $25.8 million compared with $19.8 million in the prior year. The positive shift in the mix of mortgage loans toward more profitable agency-backed products was a significant reason for this increase in income.
Third Quarter 2008 Guidance
     “For the third quarter of 2008 we are providing guidance in the range from a net loss of $0.15 per share to breakeven from continuing operations, exclusive of a tax benefit and any additional impairments or land-related charges,” said Dugas. “As part of its ongoing balance sheet focus, after reducing its outstanding senior debt by $313 million in the current quarter, Pulte targets a cash position by the end of 2008 of $1.7 billion to $1.9 billion.”
     A conference call discussing Pulte Homes’ second quarter results will be held Thursday, July 24, 2008 at 8:30 a.m. Eastern Time, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.
     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with the Company’s business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. See the Company’s Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2007 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.
About Pulte Homes
Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America’s largest home building companies with operations in 50 markets and 26 states. During its 58-year history, the company has delivered more than 500,000 new homes. Since 2000, Pulte Homes operations have earned more top-three finishes than any other homebuilder in the annual J.D. Power and Associates® New Home-Builder Customer Satisfaction Studysm. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and older. Its DiVosta Homes brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.
Websites: www.pulte.com; www.delwebb.com; www.divosta.com

Pulte Homes, Inc.
Condensed Consolidated Results
Of Operations
(000’s omitted, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$1,580,468	$1,993,498	$2,978,577	$3,823,406
Financial Services	38,945	27,362	82,433	66,943
Other non-operating	6,352	386	13,574	2,330

Total Revenues	$1,625,765	$2,021,246	$3,074,584	$3,892,679

Pre-tax income (loss):
Homebuilding	$(221,321)	$(803,191)	$(926,451)	$(951,577)
Financial Services	10,802	6,568	25,846	19,763
Other non-operating	(4,708)	(9,986)	(7,678)	(17,343)

Loss before income taxes	(215,227)	(806,609)	(908,283)	(949,157)

Income taxes (benefit)	(56,810)	(299,058)	(53,722)	(355,934)

Net loss	$(158,417)	$(507,551)	$(854,561)	$(593,223)

EARNINGS PER SHARE - ASSUMING DILUTION:

Net loss	$(0.63)	$(2.01)	$(3.37)	$(2.35)

Shares used in per share calculations	253,454	252,093	253,310	252,006

Pulte Homes, Inc.
Condensed Consolidated Balance Sheets
($000’s omitted)

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Unaudited)

ASSETS
Cash and equivalents	$988,345	$1,060,311
Unfunded settlements	31,749	38,714
House and land inventory	5,726,498	7,027,511
Land held for sale	316,360	252,563
Land, not owned, under option agreements	17,560	20,838
Residential mortgage loans available-for-sale	296,736	447,089
Investments in unconsolidated entities	140,983	105,479
Goodwill	5,654	5,654
Intangible assets, net	106,629	110,704
Other assets	779,084	1,050,934
Deferred income tax assets	169,566	105,906

	$8,579,164	$10,225,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued and other liabilities	$1,569,950	$1,859,911
Collateralized short-term debt, recourse solely to applicable subsidiary assets	261,505	440,611
Income taxes	112,399	126,758
Senior notes	3,165,691	3,478,230

Total Liabilities	5,109,545	5,905,510

Shareholders’ Equity	3,469,619	4,320,193

	$8,579,164	$10,225,703

Pulte Homes, Inc.
Segment Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
HOMEBUILDING:
Home sales (settlements)	$1,555,137	$1,901,825	$2,951,568	$3,691,107
Land sales	25,331	91,673	27,009	132,299

Homebuilding Revenues	$1,580,468	$1,993,498	$2,978,577	$3,823,406

Home cost of sales	(1,537,269)	(2,254,881)	(3,382,323)	(3,849,352)
Land cost of sales	(68,121)	(118,618)	(133,069)	(174,980)
Selling, general & administrative expense	(177,643)	(295,213)	(379,580)	(576,866)
Other income (expense), net	(18,756)	(127,977)	(10,056)	(173,785)

Pre-tax income (loss)	$(221,321)	$(803,191)	$(926,451)	$(951,577)

FINANCIAL SERVICES:
Pre-tax income	$10,802	$6,568	$25,846	$19,763

OTHER NON-OPERATING:
Pre-tax loss:
Net interest income (expense)	$5,644	$(552)	$12,118	$402
Other expense, net	(10,352)	(9,434)	(19,796)	(17,745)

Total other non-operating	$(4,708)	$(9,986)	$(7,678)	$(17,343)

Pulte Homes, Inc.
Business Operating Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Homebuilding settlement revenues	$1,555,137	$1,901,825	$2,951,568	$3,691,107

Unit settlements:
Northeast	543	533	936	904
Southeast	881	1,024	1,629	1,779
Florida	828	859	1,569	1,886
Midwest	615	762	1,238	1,405
Central	602	597	1,153	1,296
Southwest	1,423	1,502	2,620	2,835
California	546	661	1,026	1,253

	5,438	5,938	10,171	11,358

Average selling price	$286	$320	$290	$325

Unit net new orders:
Northeast	533	856	1,035	1,560
Southeast	746	1,018	1,570	2,024
Florida	866	1,074	1,859	2,596
Midwest	700	1,138	1,279	2,158
Central	412	731	942	1,355
Southwest	1,420	1,940	2,887	4,407
California	456	775	963	1,931

	5,133	7,532	10,535	16,031

Net new orders — dollars*	$1,413,000	$2,427,000	$2,874,000	$5,339,000

Unit backlog:
Northeast			890	1,573
Southeast			1,222	1,953
Florida			1,542	1,922
Midwest			869	2,150
Central			659	1,181
Southwest			2,277	4,291
California			795	1,858

			8,254	14,928

Dollars in backlog			$2,432,000	$5,227,000

*	Net new order dollars represent a composite of new order dollars combined with other movement of the dollars in backlog related to cancellations and change orders.

Pulte Homes, Inc.
Business Operating Data, continued
($000’s omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
MORTGAGE ORIGINATIONS:
Origination volume	3,931	5,300	7,445	10,458

Origination principal	$877,300	$1,176,700	$1,680,700	$2,319,700

Capture rate percentage	92.3%	92.6%	91.2%	92.8%

Pulte Homes, Inc.
Supplemental Information
($000’s omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest expense:
Homebuilding (included in home cost of sales)	$38,632	$96,422	$97,124	$144,380
Financial Services	1,555	3,616	3,425	8,234
Other non-operating	708	938	1,456	1,928

Total interest expense	$40,895	$100,976	$102,005	$154,542

Depreciation & amortization	$19,113	$21,613	$38,828	$43,273